Exhibit 23.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CRH Medical Corporation
We consent to the use of our report, dated February 24, 2016, with respect to the consolidated financial statements of CRH Medical Corporation included in this annual report on Form 40-F.
We also consent to the incorporation by reference of such report in the Registration Statements (File No. 333-206945 and File No. 333-206946) on Form S-8 of CRH Medication Corporation.

//s// KPMG LLP
Chartered Professional Accountants

March 30, 2016
Vancouver, Canada

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